UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Ocuphire Pharma, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Ocuphire Pharma, Inc.
37000 Grand River Avenue, Suite 120
Farmington Hills, Michigan 48335

SUPPLEMENT TO PROXY STATEMENT
RELATED TO ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 11, 2024

This proxy statement supplement, dated May 30, 2024 (this “Supplement”), amends and supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed by Ocuphire Pharma, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on April 29, 2024 and made available to the Company’s stockholders in connection with the Company’s 2024 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually on June 11, 2024, at 4:00 p.m. Eastern Time. This Supplement is being filed with the SEC and made available to stockholders on or about May 30, 2024.

We are providing this Supplement to update the voting standard for, and effects of abstentions on, “Proposal No. 6 – Approval of an Amendment to the Certificate of Incorporation to Increase the Number of Authorized Shares of Our Common Stock from 75 Million Shares to 125 Million Shares” (“Proposal 6”) in accordance with Section 242(d)(2) of the Delaware General Corporation Law, and to amend the description of what constitutes a quorum for the Annual Meeting. Except as described in this Supplement, none of the items or information presented in the Proxy Statement is affected by this Supplement. This Supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting. The Proxy Statement contains other important additional information. We encourage you to carefully read this Supplement together with the Proxy Statement.

Effective August 1, 2023, Section 242(d)(2) was added to the Delaware General Corporation Law (the “DGCL Amendment”), which changed the voting standard to amend a Delaware corporation’s certificate of incorporation to increase the number of authorized shares of a class of stock listed on a national securities exchange immediately before and after the amendment becomes effective from a majority of the outstanding shares entitled to vote thereon to a majority of the votes cast for the amendment by stockholders entitled to vote thereon, meaning that the votes cast by the stockholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal. In light of the DGCL Amendment, this Supplement updates the disclosure included on page 3 of the Proxy Statement relating to the applicable voting standard and effect of abstentions on Proposal 6.

The affirmative vote of the majority of votes cast on Proposal 6 will be required for the approval of Proposal 6. Stockholders may vote “FOR” or “AGAINST” Proposal 6, or stockholders may abstain from voting. If a stockholder elects to abstain from voting on Proposal 6, the abstention will have no effect on the vote outcome, as abstentions are not considered votes cast.

Accordingly, the following proposals will be voted on at the Annual Meeting, and the vote required to approve each of the proposals, the Board’s related recommendations and the effects of abstentions and broker non-votes are summarized below:

Votes Required to Approve Proposals

Proposal	Vote Required for Approval	Effect of Abstentions, Withhold Votes and Broker Non-Votes

Proposal No. 1 Election of Directors
Directors will be elected by a plurality of the votes of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. The individuals nominated for election to the Board at the Annual Meeting receiving the highest number of “FOR” votes will be elected.

A withhold vote will have no effect on the outcome of the election of directors. Broker discretionary voting is not permitted. Broker non-votes will have no effect on the outcome of this proposal. Votes may not be cumulated.

Proposal No. 2 Ratification of Ernst & Young, LLP
The affirmative vote of the holders of the majority of voting power of the shares virtually present or represented by proxy at the Annual Meeting and entitled to vote on this proposal is required to approve the proposal.

An abstention has the same effect as a vote “against” this proposal. Broker discretionary voting is permitted. Because broker discretionary voting is permitted, there will be no broker non-votes on this proposal.

Proposal No. 3 Approval of Compensation for Named Executive Officers
The affirmative vote of the holders of the majority of voting power of the shares virtually present or represented by proxy at the Annual Meeting and entitled to vote on this proposal is required to approve the proposal.
An abstention has the same effect as a vote “against” this proposal. Broker discretionary voting is not permitted. Broker non-votes will have no effect on the outcome of this proposal.

Proposal No. 4 Approval of Potential Issuance of Shares in Excess of 19.99% of Common Stock
The affirmative vote of the holders of the majority of voting power of the shares virtually present or represented by proxy at the Annual Meeting and entitled to vote on this proposal is required to approve the proposal.
An abstention has the same effect as a vote “against” this proposal. Broker discretionary voting is not permitted. Broker non-votes will have no effect on the outcome of this proposal.

Proposal No. 5 Approval of Charter Amendment (Officer Exculpation)	The affirmative vote of the holders of the majority of voting power of all of the outstanding shares of our Common Stock entitled to vote is required to approve this proposal.	An abstention has the same effect as a vote “against” this proposal. Broker discretionary voting is not permitted. Broker non-votes will have the same effect as a vote “against” this proposal.

Proposal No. 6 Approval of Charter Amendment (Increase Amount of Authorized Shares of Common Stock to 125 Million Shares)	The affirmative vote of the majority of votes cast on Proposal 6 will be required for the approval of Proposal 6.
An abstention will have no effect on the outcome of this proposal. Broker discretionary voting is permitted. Because broker discretionary voting is permitted, there will be no broker non-votes on this proposal.

Board Recommendations

The Board recommends a vote “FOR” the election each of the director nominees and “FOR” each of Proposals 2-6

Additionally, the disclosure included on page 2 of the Proxy Statement relating to the requirements to obtain a quorum at the Annual Meeting is amended as follows: The holders of one-third of the voting power of the outstanding shares of stock entitled to vote must be present in person or by proxy in order to hold the Annual Meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you are virtually present and vote during the meeting or if you have properly submitted a proxy.